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                                                                    EXHIBIT 99.2

                         NCO PORTFOLIO MANAGEMENT, INC.

                             Moderator: Nicole Engel
                                 August 7, 2002
                                  10:00 am EST


Operator:             Good morning. My name is Jill and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the NCO Portfolio Management Second
                      Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you. Ms. Nicole Engel you may begin your conference.

Nicole Engel:         Good morning and thank you for joining us today to
                      discuss NCO Portfolio Management's second quarter 2002 results. By now you should have all received a faxed copy of the press release; however if anyone is missing a copy and would like one please contact our office at 212-445-8000. And we will send one over to you and ensure that you are on the company's distribution list.

                      There will be a replay for the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-642-1687 or 706-645-9291 pass code 5067734.

                      On the line with us today is Michael Barrist, Chairman and Chief Executive Officer of NCO Group and NCO Portfolio Management, and Rick Palmer, Chief Financial Officer of NCO Portfolio Management. Management will make some opening comments. And then we'll open the line for questions. Before we begin I would like to read a standard forward-looking statement disclaimer.

                      Certain statements on this call including without limitations statements as to NCO Portfolio's or management's outlook as to financial results in 2002 and beyond, statements as to the effects of the economy on NCO Portfolio's business, statements as to NCO Portfolio's or management's beliefs, expectations or opinions and all other statements on this call other than historical fact are forward-looking statements as such term is defined in the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby.





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                      Forward-looking statements are subject to risks and
                      uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors, including without limitation, risks relating to growth and future accounts receivable purchases, risks related to the Company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to the retention of its senior management team, risks related to securitization transactions, risks related to the fluctuation of quarterly results, risks related to NCO Group's ownership control of the Company, risks related to the dependency on NCO Group for its collections and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including the annual report on Form 10-K filed on March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. Michael, are you ready to begin?

Michael Barrist:      Yes, thank you Nicole. I'd like to thank everyone for
                      joining NCO Portfolio Management's second quarter conference call. Today's call will be broken into several sections. First, I'll review the operational aspects of the quarter as well as our current outlook on the economy.
                      Rick Palmer, our Chief Financial Officer, will then provide a detailed financial recap of the quarter. And then, as always, we'll open up for questions and answers.

                      During the second quarter NCO Portfolio continued to operate in a difficult environment. Weakness in consumer payment patterns in conjunction with a softer than anticipated debt purchase market place caused us to fall short of our initial investor guidance that we provided earlier in the year.

                      Despite the difficult environment, which I will discuss in more detail later in the call, NCO Portfolio Management remains extremely profitable with second quarter revenue of approximately $14.1 million, net income of approximately $1.7 million and earnings per share of 13 cents. For the quarter, we recognized approximately 51% of our collections as revenue and allocated the remaining 49% to amortization.





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                      Additionally, during the quarter we continued to incur
                      impairment charge on several of our older portfolios. I will discuss both of these trends in more detail as part of my discussion on the economy later in the call.

                      During the quarter, the Company purchased approximately $148.7 million of accounts for an aggregate price of $7.3 million or about 4.93 cents on a dollar. Purchases during the quarter continue to be below our expectations as a result of general softness in the market in conjunction with a more stringent view of our underwriting process.

                      Over the past two quarters NCO Financial has undergone changes as it has been forced to adapt to a continued downturn in the economy. As we entered 2002, we did so with optimism that we had reached the bottom of the economic cycle and we'd begin to see improvements in payment patterns.

                      Unfortunately, we have not seen improvements to-date. And based on our current economic data in conjunction with our internal trends, it does not appear that an economic upturn is imminent.

                      With that said, the steps we have taken in our modeling process and our systematic impairment of non-performing assets were the correct steps. And we will see the benefits of those actions over time both in the near-term as we continue to deal with the current economy as well as in the long-term as the economy ultimately improves.

                      I would now like to spend a few moments on the details of the quarter. Weaker than expected performance of several vintage portfolios purchased during a stronger economy lowered our future anticipated collections, and in turn lowered the amount of revenue that we derived from each collection dollar and created some incremental impairments.

                      Management believes that the methodology we use provides a conservative view of the life cycle of each portfolio and that it takes into consideration only the factual collections to-date in determining future anticipated results. The fact that we all fundamentally believe and know that the economy will improve is not taken into consideration in our estimation process.

                      Additionally, during the second quarter, there continued to be fewer than expected portfolios offered for sale. We believe this is a result of our clients adapting their business to the current economic cycle and attempting to maximize their recovery dollars in the midst of a modest downturn trend in pricing.




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                      Fewer portfolios in the market have led to a more
                      competitive auction environment during the quarter. NCO Portfolio Management did not change its underwriting to chase any deals and will remain unemotional in our bid process letting the model dictate our price. We firmly believe that this is the only way to approach this market during a cycle like this.

                      Additionally, since we continue to be challenged by the difficult small purchase market, we've begun to focus our efforts on the purchase of large, highly predictable portfolios. These portfolios, much like the legacy Creditrust portfolios, have large blocks of performing assets and can be bought at a substantial discount. We are optimistic that this alternate strategy will help us to deploy our capital in a highly profitable manner over the next few quarters.

                      The Marlin joint venture continues to produce positive results. As everyone will recall, this joint venture was formed to allow the company to exploit its contractual ability to leverage the NCO Group client list in the utility and health care sector. It was our goal that Marlin's underwriting expertise, industry knowledge and reputation would expedite this new market.

                      Additionally, the joint venture has secured non-recourse financing so that we can view this new opportunity as purely incremental to our financial business. The Marlin joint venture purchased $155.3 million of accounts for an aggregate price of $2.6 million or 1.69 cents on the dollar during the quarter. Due to the financing structure of the joint venture we contributed only $345,000 for our 50% interest in the income from these portfolios.

                      As of today, we are not going to provide third quarter guidance. We will update investors towards the end of this month once our July results become final and we have clear visibility as to collections and portfolio purchase patterns for August.

                      One final comment before I turn the call over to Rick for his financial discussion, we have all been bombarded with news surrounding off balance sheet accounting. NCO Portfolio Management has two unconsolidated subsidiaries. These are fully disclosed in our financial statements. One entity is the legacy Creditrust securitization and the other is the Marlin joint venture, which is accounted for under the equity method of accounting.

                      These entities have absolutely no debt or liabilities that have recourse to the parent. And if these subsidiaries were consolidated our results would not change on the Marlin entity, and we would be slightly better with regard to the legacy securitization. Both of these entities are described as I said in full detail in our notes to our financial statements. I'll now turn the call over to Rick Palmer for a financial recap.




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 Rick Palmer:         Thank you Michael. Before getting into the detailed
                      results I would like to point out that the results of operations for last year include Creditrust Corporation for the full second quarter. Regarding NCOG's stock ownership in NCO Portfolio Management, the one final claim against Creditrust that held up the resolution of the escrow shares was found in favor of Creditrust. And therefore the Company is proceeding to wind up the escrow.

                      The shares can't be distributed until the bankruptcy court finally closes the bankruptcy. However, based on the current cost estimates to wind up the bankruptcy, it is expected that virtually all the shares will be distributed to the former shareholders of Creditrust. NCO's ownership percentage is expected to stay at 63.34%.

                      With that background in mind, on July 2, 2002, we revised our guidance for the second quarter to earnings per diluted share of 13 to 15 cents due principally to the continued weakness in collection patterns and lower than expected purchases. I will, however, compare our results to our original guidance for clarity.

                      Collections for the quarter were $27.7 million. These collections translated into revenues of $14.1 million or 51% of collections. While collections were down from our guidance of $30 to $33 million, the percentage of revenue recognition was in line with expectations of 49 to 52%. The collection shortfall drove the revenue shortfall.

                      Collections were $29.3 million last year which produced $17.9 million in revenue, or 61% of collections. Collections were also lower than last quarter's $28.9 million. The impact of the economy on current collections, and in turn future estimated collections, had the effect of flattening collections and revenue as compared to last quarter.

                      Expected collections were further impacted by significantly lower than expected purchases at $7.3 million versus $9.0 million last quarter and $9.2 million in the fourth quarter of 2001. Our contribution to the JV purchases was $345,000.

                      On an ongoing basis, as we review the expected future cash flows of each portfolio, we assess the carrying value of the asset as well as the expected return on the asset. With a typical portfolio, the future cash flows are expected to recover the cost of the asset plus provide a return. Over time this return is recognized as revenue.

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                      If, based on current circumstances, the estimates have
                      changed, the revenue to be recognized as well as the rate at which it is recognized will also change. This has affected us directly over the past three quarters. A more difficult collection environment has the effect of lowering our expected future collections. This causes our revenue as a percentage of collections to decline.

                      Additionally, if the future estimated cash flows are not sufficient to recover the remaining carrying value of a portfolio, an impairment has occurred. Then the portfolio must be written down to its net realizable value. After a portfolio has been impaired, further shortfalls of actual collections and downward revisions of remaining projections may result in further write-downs on the file.

                      On several portfolios acquired over a year ago in a more favorable economic climate, collection shortfalls in this quarter resulted in further reductions and future collection estimates were significant enough to create impairments as the expected future collections were less than the carrying values on these portfolios.

                      The impairment recorded during the second quarter was $401,000 or 0.3% of the carrying value of all the portfolios. Combined carrying values of all impaired portfolios as of June 30, 2002, aggregated $8.3 million or 6.5% of the carrying value of all our purchased accounts receivable. Nonetheless, collections on impaired files during the quarter totaled $1.2 million, which was accounted for as amortization of carrying value.

                      The impairment charge in the second quarter of 2001 was $463,000 or 0.3% of the carrying value of all portfolios. The combined carrying values of all impaired portfolios as of June 30, 2001, aggregated $1.8 million or 1.3% of the carrying value of all our purchased accounts receivable.

                      One comment on future impairments. Any anticipated impairments have been taken into the current period. However, estimates are estimates and some files will be higher, some lower. Under Generally Accepted Accounting Principles, any additional downward trends will result in additional impairments in the future. However, we do not expect that future impairments would exceed 2001 levels absent further deterioration of the economy.



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                      Moving on to expenses, operating expenses were $9.9
                      million compared to $9.4 million last year and $10.3 million last quarter. Included in operating expenses are servicing fees of $8.1 million compared to $7.7 million last year and $8.3 million last quarter.

                      It is important when analyzing our results to remember that servicing fee expenses are paid as a commission on collections and not on revenue. The increase in servicing fee expenses over last year is principally due to increases in servicing costs, offset by somewhat lower collections.

                      Servicing costs have generally risen as files become somewhat more seasoned or we purchase more seasoned files and more legal contingency and third party outsourcing by NCOG is passed through at higher servicing rates demanded in the market.

                      Servicing expense as a percentage of collections were a blended 29%, in line with expectations. Servicing expenses last year were 26% of collections. Servicing fees were 29% last quarter.

                      While servicing fees compared to revenue are seasonally high along with collections in the first quarter of each year, in the second quarter we experienced a relative increase against revenue over last year and last quarter.

                      The reason for this is that the percentage of collections recognized as revenue has declined to 51% this quarter largely due to the unfavorable economic climate.

                      All of the servicing fees this quarter and a year ago were paid to NCOG.

                      Payroll and related and SG&A were all in line with expectations for the quarter. As we have stated previously, these expenses are very small compared to the servicing fee component of our expense structure. This does give us an advantage in keeping our expense structure variable and scalable.

                      Operating income for the quarter was $4.2 million. Last year operating income was $8.5 million, and last quarter operating income was $6.0 million. As we anticipated in our revised guidance, we've experienced compression in our operating income this quarter compared to last year and last quarter. Lower collections and the effects this has on yields on existing files coupled with lower purchases resulted in lower margins.



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                      Other income and expense related principally to interest
                      expense incurred on funds borrowed to fund purchases of portfolios under the sub facility from NCO Group and to fund the acquisition of Creditrust including the securitized debt assumed in the merger.

                      Interest expense was $1.8 million this quarter compared to $2.3 million last year and $1.9 million last quarter. Interest expense was lower over last year principally because outstanding debt has been reduced from $98.6 million at June 30, 2001 to $80.6 million at June 30, 2002.

                      The company has reduced its outstanding debt from operating cash flows and cash from principal amortization on receivables all the while making significant purchases over the past 12 months. Additionally, we continue to benefit from a very low cost of funds on two floating rate notes, one of which is the inter-company note payable.

                      Other income recorded for the quarter was $303,000; $220,000 relates to earnings on the Company's 50% interest in the joint venture. The balance is income on the Company's investment in one legacy Creditrust securitization and interest income on cash balances.

                      Income taxes were provided at the combined federal and state rate of 37.5%. All of the tax provision is deferred principally because of using the cost recovery method of income recognition on purchased receivables for income tax reporting and the utilization of net operating loss carryforwards acquired in the merger with Creditrust.

                      Net income for the second quarter of 2002 was $1.7 million or 13 cents per share on a diluted basis within our revised guidance. This compared with net income for the second quarter of 2001 of $3.1 million or 29 cents per share on a diluted basis.

                      In conclusion, I have a few comments on financial condition. The Company's cash balances were $8.3 million as of June 30, 2002. Cash provided by operating activities was $2.4 million for the quarter. Net cash provided by investing activities was $4.9 million, broken down as collections applied to principal amortization on purchased receivables of $12.2 million for the quarter, the cash portion of purchases of receivables was $7.0 million, and the investment in the joint venture was $345,000.

                      Purchases for the quarter were below our guidance range of $13 to $15 million. We view this as indicative of our intent to adhere to our strict buying discipline. These newer portfolios are outperforming expectation. This strong performance indicates that our discipline is well founded.



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                      In spite of the increase in charge-offs at nearly all
                      consumer lenders during the soft economic climate, lenders are not stepping up the pace of receivable sales. As Michael stated, this could be attributed to their not wanting to sell as much at the lower price as our economic climate would otherwise indicate. Further, some purchasers are bidding up prices beyond what the economic climate warrants.

                      However, we did renew our one forward flow contract for fresh charge-offs. This agreement calls for a deferred portion of purchase price for 12 months with nominal interest. The agreement was renewed for 3 months with 3 quarterly options to renew. This should give us more flexibility if the collection environment does not improve.

                      Cash flow used in financing activities was $8.4 million during the quarter; $3.1 million was paid down on securitized debt; and $5.3 million was paid down on the sub facility with NCOG. The sub-facility now stands at $42.3 million outstanding. The maximum commitment is $45 million as of June 30, 2002.

                      Looking forward, the Company's cash flow from operations and principal amortization of purchased accounts receivable, while reduced by the economic slowdown, is expected to provide sufficient cash flow to meet all of our obligations and provide sufficient cash flow for purchase of new receivables. Thank you ladies and gentlemen. That concludes my formal presentation.

Michael Barrist:      Thank you Rick. Operator we can now open up for questions.

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Alan
                      Creech.

Alan Creech:          Hi good morning guys.

Michael Barrist:      Good morning.

Alan Creech:          First of all, on the purchase of the larger portfolios
                      that you say are a little bit different from what you have been purchasing and similar to the Creditrust, can you give us a little more flavor as to what they are? And does this also include more forward buying contracts?




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Michael Barrist:      Basically what we've done is we have looked to alternate
                      ways to deploy capital sticking with our general underwriting and sticking with the business we're in. We're not going to go out and buy, you know, an active portfolio of non-charged off debt. But there are in the market place many larger, older portfolios from other debt buyers as well as some credit grantors that are for sale and available.

                      And we feel that we have a strong competitive advantage because of our cash position and the infrastructure in place to take advantage of those. And those are the types of deals that we have been aggressively pursuing over the last couple of weeks to months.

                      Keeping in mind that the small deal market place, you know, we all fundamentally believe at some point will improve. But right now we're not just going to sit around and wait for it to get better. You know, we need to find the best ways to deploy capital.

                      And we've been looking at a lot of alternate deals that, you know, are much like the legacy Creditrust portfolios. They're large deals. They're older. They have big pools of paying accounts in them. And, you know, from a risk perspective, the risk is relatively low because you're buying off a known cash flow.

Alan Creech:          Okay. And on the servicing fees, they seem to be on the
                      higher end of our expectations again this quarter. Is it continuing to be because legal fees are a bigger portion of that? And also, if it is, is that strategy kind of working for you? What are you seeing there by using legal services?

Michael Barrist:      As portfolios age, you know, NCO Group works the servicing to a point in time and then it outsources servicing to secondary collection agencies as well as litigators.

                      Over time as a portfolio gets older the fee percentage in relation to collections goes up just because you have more and more accounts, you know, on the back end of the process where the fees are more expensive. It's not NCO Group charging those extra fees. It's mostly outside parties.

                      Because of the fact primarily one of the reasons you're seeing here is that, you know, these are more vintage portfolios. And we're not loading as much new stuff in the front end at the lower fees. You're seeing the overall fee creep up in relationship to the collection dollars. Whereas, if we had bought along our budget every single quarter that fee as a percentage would be lower.




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Alan Creech:          Okay.

Michael Barrist:      What I would say to you is while it's slightly different
                      than what you would have expected when we look at, you know, our internal analysis based on the portfolios, we have it is in line with what we would expect based on the more vintage portfolios that we have.

Alan Creech:          Okay, so just for guidance - I know you're not giving
                      guidance for second half of the year - but just for modeling purposes can you give us an idea of where that percentage will likely be in the second half of the year?
                      Will it be 29%, 28% or will it be as high as 30%?

Michael Barrist:      That'll be part of the guidance we provide shortly.

Alan Creech:          Okay. And also just relating to that, can you talk
                      specifically about the legal services? Are you seeing any benefit for that?

Michael Barrist:      Absolutely. I mean, we have a pretty strong legal process
                      at NCO Group. And we have, you know, combined the litigation piece of the purchased portfolios through that process. So yes, we see benefit from that.

                      You know, we certainly don't run around suing accounts where there's no economic reason to sue them. And we need to make sure there's underlying assets and underlying belief that litigation will cause a collection because there are up front costs associated with filing suits.

                      But we are pleased with that process. And we will see benefit from that process. And, you know, it's moving along according to our assumption. We have no deviation there from what we thought we'd see.

Alan Creech:          Okay good. And finally last question, on the percentage of collections that you recognize as revenue continued to decline it seems as though we've been in this, you know, downturn, this economic cycle since the first time you guys took a portfolio charge, in you know, June of last year. And so you've obviously been buying and, you know, pricing and projecting cash flows in a down economy.

                      Is it simply that, you know, the economy continues to get worse and worse and worse? Or are these new purchases you've made over the last 12 months really haven't, you know, come into the equation? I remember in Q1, you know, like Q2 you really held to your, you know, pricing policy and kind of held back on buying portfolios. So when should we start to see some benefit and some uplift in that percentage?

Michael Barrist:      Well, as you know with this business, I mean unfortunately numbers take time to catch up. But basically, one of the things you're seeing right now is the fact that we have more vintage portfolios. Over the life cycle of a portfolio, at the front end, the amount of revenue we recognize in relation to collections is higher. And as time goes on it goes down.

                      And as the majority of this portfolio got older, you're seeing that push those numbers down. Whereas again, if we had been buying to our full budget for the last four or five quarters that ratio would be different just by the nature of having those newer, fresher portfolios in there that have a higher percentage of revenue recognized out of collections. So that is one of the things you're seeing.

                      We have, as Rick told you, stuck with our underwriting. The portfolios we have bought, you know, in the newer economy over the last 12 months, in aggregate, are over-performing expectation which makes us comfortable that we've done the right things and made the right changes.

                      So you're seeing a combination of some older portfolios that, you know, are under-performing although a lot of them have been impaired at this point and should not be affecting the numbers as well as the fact that, you know, you do not have the mix of newer portfolios in the overall numbers that you should have or normally would have had we been buying for the full budget. And that is pushing those ratios down as well.

                      Now, if a magic wand got waved and the economy was perfect and we could deplete every dollar we needed to deploy over the next few quarters that would start to come up, but it will take some time to catch up.

Alan Creech:          Okay.  All right great.  Thanks guys.

Michael Barrist:      Sure.

Operator:             Your next question comes from David Sharpe.

David Sharpe:         Good morning.




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Michael Barrist:      Good morning David.

David Sharpe:         Michael, I guess I'm still a little confused about the
                      exact nature or the difference of the new types of portfolios you're looking at. You know, you mentioned you won't go out and buy non-charged off, you know, debt. I'm trying to understand exactly what's different about these blocks versus what you've been doing.

Michael Barrist:      Well, we are looking at large blocks of charged off
                      portfolios. Several of them are owned by other debt buyers that may be exiting the business. But they are similar to the type of paper we've bought in the past, but in larger pools.

David Sharpe:         Okay. And is it primarily a question of just sort of
                      different sourcing looking at...

Michael Barrist:      That's exactly what it is. As, you know, certainly we feel we've taken the right steps in sticking to our underwriting, not chasing deals and, you know, hunkering down and making sure we can drive every collection dollar we can out of the model. But it would also be imprudent as business people to sit here and say well gee whiz we're going to wait for the economy to get better and just, you know, go on vacation for a couple months.

                      We need to find other better ways to deploy our capital. And we see looking at some of these larger transactions and opportunities to do just that. I mean there are large amounts of delinquent accounts that have been held by other sellers that are not in the normal flow that we would typically see that we are out pursuing and we feel would be good asset acquisitions for our company.

                      Again, you know, if you look at the legacy Creditrust portfolios, they have performed well for us. And one of the reasons they've performed well is you buy them right in relationship to the pool of, you know, paying accounts within those portfolios. Whereas typically, when we buy things they don't have paying accounts. You know, we buy the stuff that will not pay.

                      So we feel this is a good alternate track. We're not leaving the other market. We're still going to participate in that market. But it's another way for us to deploy some capital in the near-term to bring up earnings.

David Sharpe:         Okay. And to the extent that these portfolios generally
                      have more performing assets within them, would that imply generally lower margin on these portfolios, a higher, you know, higher purchase costs, more of the collections going to amortization?

Michael Barrist:      No, I mean we're finding that this alternate market place
                      is a good market place for us. You know, it's a place where we can leverage our ability to write a big check and our ability to have lots of infrastructure in place to take care of one of these portfolios.

                      So, you know, certainly any time you buy a portfolio that has performing asset, that's part of the underwriting process. It changes the risk reward quotient. But, you know, we're not seeing that it would be any different than if we bought a small portfolio of this nature from one of our existing sellers.

David Sharpe:         Okay. And as you look at competition, you know, obviously
                      there's been a lot of mention of stepped up pricing pressure. More people have been entering this space lately. Do you sense that other traditional buyers you competed against in auctions are also looking towards kind of a, you know, casting a wider net in search of similar purchases?

Michael Barrist:      You know, okay I don't know that for a fact. But I would
                      assume they are. I mean they're smart people too and they want to, you know, deploy their capital to make money for their investors.

David Sharpe:         Right. And lastly, you know, are any of these portfolios
                      of the size where, you know, you would, you know, have to get some permanent financing in place to a greater extent than the sub facility right now for the parent? Any warehouse line being contemplated?

Michael Barrist:      You know, we continually scour the earth for better,
                      smarter ways to finance portfolios. And certainly if one of these was of a size that required us to do that, as we've said all along based on our current needs as they exist today, you know, the financing that we have in place through the parent company is the best deal in town. You can't beat it.

David Sharpe:         Right.

Michael Barrist:      Certainly if we were to look at a larger transaction that
                      would require incremental financing, you know, we would do that transaction in conjunction with some type of financing arrangement that made sense.

David Sharpe:         Okay great. Thank you.

Michael Barrist:      Sure.

Operator:             Your next question comes from Bill Warmington.

Bill Warmington:      Good morning everyone.

Michael Barrist:      Good morning Bill.

Bill Warmington:      Couple questions for you, first, just wanted to also
                      confirm that consistent with your comments we've heard that there are a couple of large buyers out there that are distorting the market and bidding up prices at which it's very difficult to make money. Couple questions for you on the large block transactions that you're talking about, how much capital are you looking at deploying in doing that?

Michael Barrist:      We would look at deploying capital up to our spend budget.
                      We will not go above our, you know, targeted quarterly spend budget.

                      Now certainly we have some money in reserve from prior quarters that was not spent and would certainly be willing to spend that to the extent we had infrastructure in place to support it because as we said all along one of the constraining factors of this business is the ability to have infrastructure in place to work the portfolios. You have no room in these deals for a learning curve in essence.

Bill Warmington:      Is that about $10 million a quarter if I recall?

Michael Barrist:      Rick, what is the current spend budget right now?

Richard Palmer:       In the second quarter our guidance was I believe $12 to
                      $15 million.

Bill Warmington:      Twelve to fifteen okay. But it sounds like you're coming
                      in below that so you've got some dry powder if you will.

Michael Barrist:      We have dry powder. But again, you know, yes theoretically dry powder is cumulative but you got to be careful of the resource issue.

Bill Warmington:      Okay. So potentially you would spend like $12 to $15
                      million to do it. But it looks like the availability under the line is less than that. I take it you would go outside and arrange some other financing to take care of it?

Michael Barrist:      As I said, Bill, if in fact a transaction required
                      alternative financing assuming we could get financing at acceptable terms we would put that financing in place. I mean, we have financing in place for the joint venture relationship we have, non-recourse financing. So there is financing out there for special transactions. And certainly we would look to do that if we needed to.

Bill Warmington:      Is that transaction already complete? Or is that still
                      pending?

Michael Barrist:      What transaction?

Bill Warmington:      The purchase of the large block from someone who's
                      potentially exiting the business.

Michael Barrist:      There are no transactions complete at this time or they
                      would have been announced.

Bill Warmington:      Okay. The other question I had was just on the SG&A that
                      looked like it was a little above where we had been modeling and up a bit on a year-over-year basis. I just wanted to know is anything in particular driving that?

Richard Palmer:       Yes I'll speak to that, Michael. Included in there is some increase we've seen incrementally in court costs, our filing fees associated with prosecuting both legal contingency collections and arbitration proceedings against debtors. And in this environment we've taken some steps to try out more of that stuff to see if we can get a net lift out of it.

Bill Warmington:      Got you. Okay, and then just in terms of the - I know that you've addressed this already but I did want to ask about the modeling of the impairment charges.

                      I mean would it make sense for us to just model in a certain figure, $100,000 or couple hundred a quarter or that - I mean - because it sounds like when you take the impairment charge at that point you true up the portfolio. And the collections are adjusted to the current economic situation. And given if things hold there should not be additional adjustments.

Michael Barrist:      And part of our guidance we will be providing, Bill, will
                      include what impairments should be going forward.

Bill Warmington:      Okay.

Michael Barrist:      A range of what we think would be an appropriate number.
                      Now as you know at some point in time hopefully sooner not later if the economy improves sooner but certainly at some point in time once those things finish their cost recovery they become incremental revenue. So at some point in time you hope that you get to a point that, you know, the incremental revenue from previously impaired fully cost recovered portfolios would outweigh any ongoing impairments - much like a bank has booked that recovery to offset against bad debt.

Bill Warmington:      Got you. How far are we from hitting that point?

Michael Barrist:      That'll be something you'll be able to determine from the
                      guidance we give on impairments.

Bill Warmington:      Got you. All right, well thank you very much.

Operator:             Your next question comes from Thatcher Thompson.

Thatcher Thompson:    Good morning, Michael and Rick.

Michael Barrist:      Hey Thatcher.

Thatcher Thompson:    You know, if you look at this impairment charge pattern
                      it's flowing. You know, Q3 last year $1.3 million, Q4
                      $800,000, Q1 little under $800,000 and now $400,000 in Q2.
                      So things are getting worse but they're worse at a declining rate. Is that fair to say?

Michael Barrist:      Well, I think you have to look at how we do the
                      impairments. I mean management - the way GAAP works on this is management has a pretty wide amount of latitude in making estimates.

                      We as a management team - and you've worked with us a long time. You kind of know how we think. You know, we don't want to be sitting there with our thumb in the air trying to see which way the wind's blowing. We try to use as much science as humanly possible to monitor these portfolios.

                      We have found that over time how portfolios perform in the past is pretty indicative of how it will perform in the future. And we use those mathematical equations that are built in our models to kind of model what we think the future cash flows will be from a portfolio.

                      If that model says there's an impairment, we take the impairment. Doesn't matter - you know, we may fundamentally know the economy will improve. We might be in the fourth year of a five year portfolio and know that there's life after five years. We don't take any of that into consideration because it's a bad place for management to be overriding the model.

                      There's no doubt that the fact that we've been aggressive and let the model, you know, beat up impairments pretty hard which I think was the only safe choice to make, leads you to believe that over time, you know, once those impairments happen they shouldn't keep happening. And some of the older stuff that was bought in a much stronger economy is kind of all impaired off. And that should slow down.

                      And additionally, at some point, as I said, in the future some of those portfolios will turn positive once they're fully cost recovered which will, you know, come in as incremental revenue to offset some of the ongoing impairment. So I don't disagree with you the trend has slowed. I'm not prepared to say that, you know, based on the economy that we're through every bit of problem we could ever have because I can't predict the economy.

                      But as we provide guidance at the end of this month, you know, we'll try and give you some ranges of where we think impairments will be, best and worst case, and when those things will turn positive and produce revenue. And, you know, hopefully we'll get some improvement at some point in the future.

                      And also saying that, you know, last quarter I told you guys that, you know, had not seen further deterioration in collectability. I will sit here today and tell you we have seen further deterioration in collectability, you know, through June and into July. Actually, June there was deterioration. July came in very strong. And then by the time the stock market went to pot, you know, July slowed up and tightened up a lot too.

                      So, you know, we're still seeing some very slow payment patterns. And, you know, that's why I'm glad that we've let the models do their thing.

Thatcher Thompson:    Okay. Another question, you got $8.3 million of impaired
                      portfolio right now. You may have told us this, Rick, but what of the cash collections this quarter, how much went to amortization of that impaired portfolio?

Rick Palmer:          $1.2 million in collections on the impaired portfolio went to amortization.

Thatcher Thompson:    Okay. And then you'd also mentioned that more people are
                      working this stuff in-house rather than selling it off.
                      Have you ever seen this before? Is it something that lasts for a while? Or would you expect that they kind of throw up their hands and decide you can do it better than they can?

Michael Barrist:      What I would say to you, Thatcher, is that much like every business out there right now, everybody's been through an expense and operating rationalization of, you know, what's the best way to run a business. And, you know, if 2 years ago banks were inclined to sell things and not have a big recovery department because it was just faster, cleaner, and in their minds cheaper for them, that might be one mindset.

                      But I will tell you now they're pretty smart about present value analysis. And they're analyzing every dollar making the best economic choice for themselves, you know, based on the fact that every penny counts right now.

                      We have not seen this particular phenomenon before because you have to remember that this business kind of grew up in the mid to late 90s. So, you know, you haven't really had one of these - you know, I don't think we've had a master slowdown in our economy for a long time like this and certainly not while this industry's been around.

Thatcher Thompson:    Okay.

Michael Barrist:      For the debt purchase. And we have not seen it before.
                      And, you know, our hope is that at some point they'll decide to sell. But again we're not sitting around here waiting for it to go back to the way it was in the good old days. You know, we're trying to find alternate ways to deploy capital.

                      And we did spend, you know, almost $8 million. I mean we are finding ways to spend some capital in good deals so it's not like there's no deals out there. We're just being very cautious about what we buy.

Thatcher Thompson:    Okay thanks.

Operator:             Again, I would like to remind everyone in order to ask a
                      question please press star then the number 1 on your telephone keypad.

                      We'll pause for just a moment to compile the Q&A roster.

                      You have a follow-up question from Alan Creech.

Alan Creech:          Hi guys. The other question I want to ask is if I remember correctly on the previous forward flow contract that you just renewed it represented about 50% of your quarterly purchases. Just trying to get a handle on, you know, how active you are in the market.

                      It seems as though if that, you know, were to continue that the purchases you've made in Q2 were basically, you know, the forward flow. Were you able to be successful in buying any portfolios during the quarter? Or was that - the auction system just totally out for you this quarter?

Michael Barrist:      We did buy portfolios in the quarter. The forward flow
                      arrangement which is now I'll call it a short-term forward flow arrangement with the one client certainly makes up, you know, a big chunk of that. But we were out buying portfolios during the quarter.

Alan Creech:          Okay.

Michael Barrist:      Another thing that we did buy a lot of portfolios in the
                      quarter in the joint venture. It just so happens that the alternate channels, you know, telecom and utilities were a very, very positive place for us during the second quarter and will be in the back half of the year. There's lots of stuff working there, lots of good opportunities and lots of good leverage for someone like ourselves to buy those portfolios.

                      And while there are bid situations, price isn't the only issue. I mean, they're certainly concerned about customer issues and what not. And that's where NCO gets a real strong upper hand because they know what working with us is like. So it's been extremely strong there.

                      And there's been lots of deal source there. You know, the nature of that joint venture we don't get to deploy a lot of capital into those deals because there is leverage associated with them. But from an earnings perspective they're extremely profitable for us.

Alan Creech:          Okay. And excluding the forward flow, can you kind of give us an idea then of what the portfolios that you were buying look like pricing wise? Were they in the secondary and tertiary market, that type of thing?

Michael Barrist:      Rick, do you have any of that information?

Rick Palmer:          Just generally you're correct Alan. We did not buy - it
                      was not concentrated in additional fresh. It was primarily seconds and thirds.

Alan Creech:          Okay good.

Michael Barrist:      But Alan just one thing. That is always kind of been our
                      sweet spot for spot buys is older paper.

Alan Creech:          Oh okay good. All right thanks again guys.

Michael Barrist:      All right. Thanks.

Operator:             At this time, sir, there are no further questions.

Michael Barrist:      Great. Thank you very much. I want to thank everyone again today for joining our call. As always please feel free to call Rick Palmer or myself with any questions. And we'll be happy to try and update you on those questions within the bounds of Regulation FD.

                      Additionally, as we said earlier by the end of the month we're going to put out some type of guidance for the third quarter certainly and maybe even the fourth quarter although we're obviously watching things very closely and trying to determine exactly where things are going to be. Thank you once again and have a great day.

Operator:             Thank you for participating in today's conference call.
                      You may now disconnect.


                                       END